Calculation of Filing Fee Tables
S-4
VYNE Therapeutics Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.0001 per share	Other	1,386,506,616		$ 46,216.89	0.0001381	$ 6.38
Fees to be Paid	2	Equity	Pre-Funded Warrants to purchase Common Stock	Other	1,280,354,846		$ 0.00	0.0001381	$ 0.00
Fees to be Paid	3	Equity	Options to purchase Common Stock	Other	158,853,528		$ 0.00	0.0001381	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 46,216.89		$ 6.38
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 6.38
Offering Note
[1]	1(a). Relates to common stock, par value $0.0001 per share ("VYNE common stock"), of VYNE Therapeutics Inc., a Delaware corporation ("VYNE"), issuable to holders of common stock, $0.0001 par value per share ("Yarrow common stock"), of Yarrow Bioscience, Inc., a Delaware corporation ("Yarrow"), and other Yarrow security holders in the proposed merger of Yellow Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of VYNE, with and into Yarrow, with Yarrow surviving the merger as a wholly owned subsidiary of VYNE. The number of shares of VYNE common stock to be registered consists of (i) all shares of VYNE common stock issued in exchange for shares of Yarrow common stock, (ii) all shares of VYNE common stock issuable upon exercise of pre-funded warrants to purchase shares of VYNE common stock issued in exchange for pre-funded warrants to purchase shares of Yarrow common stock, (iii) all shares of VYNE common stock issued in exchange for shares of Series A Preferred Stock, par value $0.0001 ("Yarrow preferred stock"), of Yarrow, and (iv) all shares of VYNE common stock issuable upon exercise of pre-funded warrants to purchase shares of VYNE common stock issued in exchange for shares of Yarrow preferred stock, without taking into account the effect of a reverse stock split of VYNE common stock, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 35.8667 shares of VYNE common stock for each share of Yarrow common stock. Such exchange ratio is only an estimate as the actual exchange ratio will be determined in connection with the closing of the merger. This amount excludes shares of common stock that Yarrow agreed to sell in the concurrent private placement, which is expected to be consummated immediately prior to the closing of the merger. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any securities that may from time to time be offered or issued resulting from forward or reverse stock splits, stock dividends or similar transactions. 1(b). Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Yarrow is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued (or become issuable) in the merger is one-third of the aggregate par value of the Yarrow securities expected to be exchanged for the shares of VYNE common stock being registered, including any VYNE common stock issuable upon exercise of the pre-funded warrants.

[2]	Consists of VYNE pre-funded warrants to purchase shares of VYNE common stock issued in the merger in exchange for Yarrow pre-funded warrants to purchase shares of Yarrow common stock, without taking into account the effect of a reverse stock split of VYNE common stock, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the Merger) of approximately 35.8667 shares of VYNE common stock for each outstanding share of Yarrow common stock. The registration fee with respect to the VYNE pre-funded warrants has been allocated to the underlying shares of VYNE common stock issuable upon exercise of such pre-funded warrants, as described in footnote (1).

[3]	Consists of VYNE stock options to purchase shares of VYNE common stock issued in exchange for Yarrow stock options to purchase shares of Yarrow common stock, without taking into account the effect of a reverse stock split of VYNE common stock, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the Merger) of approximately 35.8667 shares of VYNE common stock for each outstanding share of Yarrow common stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date